U.S. Energy Corp.
877 N. 8th W.
Riverton, WY  82501
Ph:  (307) 856-9271
Fx:  (307) 857-3050

For Immediate Release

U.S. ENERGY CORP. PROVIDES INVESTOR UPDATE ON CORPORATE ACTIVITIES

RIVERTON, Wyoming (October 30, 2007) — U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (“the Company”), a diversified natural resources company with interests in molybdenum, gold, oil and gas and real estate is pleased to provide the following update on its corporate activities to the investment community.

Lucky Jack Molybdenum Project (Mt. Emmons, Colorado)

Work is ongoing at the Lucky Jack Project in west central Colorado.  Earlier this year, USEG’s partner, Kobex Resources Ltd., a Vancouver-based natural resource company, raised approximately $24.5 million (US) in capital specifically for the Project, and Kobex has approved a project budget of approximately $14.2 million (US) for the fiscal year May 1, 2007 through April 30, 2008.  To date, Kobex has spent in excess of $4 million on facility upgrades, consultant studies pertinent to the anticipated filing of a Plan of Operations, mine rehabilitation, core and pulp sampling and analysis, staffing and equipment purchases. The Plan of Operations is now expected to be filed with the U.S. Forest Service in February 2008 to allow us time to incorporate public comments gathered from recent community meetings that were held in Gunnison County (see October 17, 2007 press release).

The market for molybdenum remains robust.  Since 2005, annual global demand has risen from 380 million pounds (lbs.) to an estimated 426 million lbs. in 2007, with demand projected to reach 461 million lbs. by 2009.  With demand being fueled by economic and industrial growth in China, India, the U.S. and the global energy sector, some economists forecast growth at a 4.5% compound annual growth rate for the foreseeable future.  If such forecasts prove realistic, worldwide demand for molybdenum could reach or exceed 700 million pounds annually by 2020.  Today molybdic oxide (Mo) is trading at $32.13 per pound in a tight supply/demand market environment.

Sutter Gold Mining, Inc.

The management of Sutter Gold has engaged IBK Capital of Toronto to solicit interest in a joint venture or sale of the Sutter Gold assets in the coming months.  To date, several parties have expressed an interest in the company’s assets, and due diligence by such parties is ongoing.  With gold prices above $750 per ounce and forecast to rise further by many analysts, we believe it may be timely to monetize Sutter Gold’s assets, which are 54%-owned by USEG.

Press Release
October 30, 2007

Oil & Gas Activities

The Company has reviewed several oil and gas opportunities that may be appropriate for acquisition or joint ventures over the last several months.  We believe that there are opportunities to participate in oil & gas leasing & drilling projects in both Canada and the energy basins of the U.S.  We entered into an Exploration and Area of Mutual interest agreement with a Gulf Coast Oil and Gas Exploration and Production Company this past summer under which we expect to participate as a 20% working interest partner in numerous wells that will be drilled over the next three to five years.  We expect the first two onshore gulf coast wells to be drilled in the first quarter of 2008, to be followed by announcements of more leasing activity, drilling and likely participation with other operators in the same region.  The oil and gas sector remains attractive and will continue to be a focus of our investments and diversification activity for the foreseeable future.

Energy Basin Real Estate Activities

The Company’s Gillette, Wyoming multi-family apartment complex commenced construction on July 1, 2007.  To date, the project is nearly 20% complete with all foundations, pads and utility infrastructure nearly 100% finished.  Five of the nine buildings have gone vertical and two are closed in with mechanical and plumbing rough-ins having commenced three weeks ago.  Over 100 of the 216 units have already been pre-leased and it is the goal of the Company to have the first building (24 units) ready for occupancy by January 1, 2008.

The Company secured an $18.5 million loan from Zions Bank on August 31, 2007, which has a current loan rate of 7.27% based on LIBOR.  It is estimated that a loan draw down will not occur until December 2007.  The Wyoming housing market remains very “tight” due to robust energy, mining, real estate and commercial development in the state.  Wyoming has one of the lowest unemployment rates in the nation, and housing demand remains high.  We are currently evaluating further acquisition and development plans in Wyoming and other areas of the inter-mountain west region that are being impacted by energy development.

Further, on October 17, 2007, Basin Electric announced the receipt of their Air Quality Permit from the Wyoming Department of Environmental Quality and the subsequent commencement of their dirt work on their $1.345 billion coal fired power plant which is located approximately 7 miles north of Gillette, Wyoming.  The construction of the plant is expected to last 4 years and will employ approximately 1100 workers at peak construction.  This development along with a proposed expansion at the nearby Wyogen 3 power plant and the new construction of the proposed Two Elk power plant south of Gillette could add additional workforce and housing needs to the Gillette, Wyoming economy for years to come.

Press Release
October 30, 2007

Crested Corp. Merger

The Company’s S-4 registration statement for the proposed acquisition of the minority shares of Crested, and subsequent merger of Crested into the Company, has been declared effective by the SEC.  The proxy statement/prospectus has been mailed to Crested shareholders of record as of October 10, 2007, and a special meeting of the Crested shareholders is set for November 26, 2007.  The planned merger is consistent with management’s goal of simplifying the Company’s corporate structure.

Summary

“Opportunities in the energy and minerals sector remain robust for our Company, and our strong balance sheet has allowed USEG to review a number of attractive ventures,” stated Mark J. Larsen, President of U.S. Energy Corp.  “The pursuit of our diversification strategies will continue to be a primary focus of the Company.  We have historically been adept at finding attractive development opportunities in the natural resources sector, and it is our goal to continue this success.  Our strategic objectives, which previously focused on undervalued asset “plays”, are somewhat different now, as we seek to identify investments that can generate recurring cash flows, revenues and earnings for our Company.  Oil and gas, along with inter-mountain west real estate opportunities will continue to be a primary focus for new investment, unless an extraordinary mineral prospect is presented to us.  Meanwhile, we continue to believe that our Lucky Jack Moly Project is unsurpassed in prospective value.  We plan to continue to work closely with Kobex and the local communities in permitting this ‘world class’ high-grade deposit which we believe will ultimately create substantial value for our shareholders and the Gunnison County, Colorado economy.”

“Management’s primary goal is to increase shareholder value in an environmentally sound manner that benefits all stakeholders in our projects,” stated Keith G. Larsen, CEO of U.S. Energy Corp.  “We have designed and are pursuing a business plan that increases our presence in the energy markets and results in the permitting, construction and operation of an environmentally friendly molybdenum mine in Colorado.  In addition, we will enhance investor appreciation for the potential of the ‘new’ U.S. Energy Corp. if the merger of Crested Corp. into the Company is accomplished, as well as through the dissolution of subsidiary companies, and the prospective dual listing of our common stock on both the Nasdaq Capital Market and the Toronto Stock Exchange.  U.S. Energy Corp. will continue to target investment in the energy and mineral markets, which we believe will offer tremendous opportunities for building asset values during an era of rising demand for natural resources on a global scale.”

Press Release
October 30, 2007

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ABOUT U.S. ENERGY CORP.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  Examples of these other companies are Sutter Gold Mining Inc. and Kobex Resources Ltd.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271